Exhibit 10.19
PROMISSORY NOTE

$14,934,339.60	November 9, 2009

FOR VALUE RECEIVED ARC HDCOLSC001, LLC, a Delaware limited liability company (the “Borrower”), having its principal place of business at c/o American Realty Capital, LLC, 405 Park Avenue, 15th Floor, New York, New York 10022, promises to pay to the order of US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership (the “Lender”), at the following address: 9830 Colonnade Boulevard, Suite 600, San Antonio, Texas 78230-2239, or such other place as the holder hereof may from time to time designate in writing, the principal sum of Fourteen Million, Nine Hundred Thirty-Four Thousand, Three Hundred Thirty-Nine and Sixty/hundredths ($14,934,339.60) Dollars in lawful money of the United States of America, or such principal amount as may be advanced and outstanding under this promissory note (the “Note”), together with interest thereon as provided below. Lender and Borrower have entered into that certain Purchase and Sale Agreement dated as of September 3, 2009, as amended by that certain Letter Agreement dated October 5, 2009 and that certain First Amendment to Purchase and Sale Agreement of even date herewith (the “Purchase and Sale Agreement”). Pursuant to the terms of the Purchase and Sale Agreement, Lender has agreed to pay Borrower certain sums (“Seller Funding”) until such time as rent commences under the HD Lease (as hereafter defined). In lieu of making any payment of Seller Funding or any portion thereof, Lender may elect, by written notice to Borrower, to credit a portion of such unpaid Seller Funding, to the payment of accrued and unpaid interest on this Note. In addition, in certain circumstances, Lender may be obligated to make Tenant Payments (as such term is defined in the Purchase and Sale Agreement) to Borrower. If Lender fails or refuses to reimburse Borrower for any such Tenant Payment rightfully made by Borrower under the Purchase and Sale Agreement within ten (10) business days following written demand therefore, such Tenant Payment shall be applied to accrued and unpaid interest on this Note.

1.           Loan Term. The loan evidenced by this Note (the “Loan”) shall mature on November 8, 2012 (the “Maturity Date”); provided, however, the Borrower shall have the right to extend the term of this loan for one additional year until November 7, 2013, by providing thirty (30) days written notice to the Lender. In the event that the Borrower shall extend the term of this Note, the “Maturity Date” shall mean November 7, 2013.

2.           Principal and Interest. Principal and interest is due and payable, without notice or demand, as follows:

(a)           Initial Interest Payment. Interest on the principal balance of this Note for the calendar month of November in the amount of $57,040.94 is due and payable in full on the date of this Note.

(b)           Monthly Interest Payments. Interest on the principal balance of this Note is due and payable on the first day of each month, beginning on January 1, 2010, in consecutive monthly installments in the amount $77,783.10 per month until the final balloon payment referred to below.

(c)           Final Balloon Payment. On the Maturity Date, the entire outstanding principal balance of this Note, together with all accrued but unpaid interest thereon, and any other amounts owing under this Note shall be immediately due and payable in their entirety.

All payments of principal and interest are payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

3.           Interest Rate. From the date of this Note through and including November 8, 2012, interest shall accrue on the outstanding principal balance of this Note, prior to default, at an annual rate equal to six and one-quarter percent (6.25%). In the event that the Borrower shall extend the term of this Note, as provided in Section 1 above, then from November 9, 2012 through and including the Maturity Date, interest shall accrue on the outstanding principal balance of this Note, prior to default, at an annual rate equal to six and one-half percent (6.50%).

Interest shall be calculated based upon twelve 30-day months and a 360 day year. If interest is not paid when due, such interest shall be treated as principal outstanding under this Note and interest shall accrue thereon as provided herein.

Borrower acknowledges that Lender lends funds both above and below the interest rate being charged herein and therefore, the interest rate being charged herein should not be construed as the rate that Lender charges its most preferred customers. Borrower acknowledges Lender’s right to make loans to any customer of Lender from time to time at a rate below the interest rates defined in this Note and agrees that the making of such loans by the Lender shall not affect the definition of the interest rate contained in this Note nor the rate of interest being charged on this Note, nor be deemed to prejudice Borrower in any respect.

4.           Events of Default. “Event of Default” shall have the meaning set forth in Section 12.1 of that certain Mortgage, Assignment of Leases and Rents and Security Agreement executed by Borrower in favor of Lender and dated as of the date hereof.

5.           Acceleration. The whole of the Debt (hereinafter defined), including without limitation, the outstanding principal balance of this Note, all accrued interest and all other sums due under this Note, the Mortgage, and any other Loan Document shall become immediately due and payable at the option of the Lender, without notice or demand, at any time following the occurrence of an Event of Default.

6.           Post-Default Interest Rate. Upon the occurrence and during the continuation of an Event of Default, interest payable under this Note will accrue at an annual rate equal to three percent (3%) above the rate that would otherwise apply pursuant to Section 3 above (the “Default Rate”). The foregoing post-default interest rate shall apply without regard to whether the Lender has accelerated the maturity of this Note or any amounts are then due and owing under this Note.

7.           Late Charge. If any part of the Debt is not actually received by the Lender by close of business on the fifteenth (15th) day after the date on which it was due, the Borrower shall pay to the Lender an amount (the “Late Charge”) equal to five percent (5%) of such unpaid portion of the missed payment to defray the expenses incurred by the Lender in handling and processing such delinquent payment and to compensate the Lender for the loss of the use of such delinquent payment, provided, however, (i) no such Late Charge shall be due and payable in connection with the failure to pay the Final Balloon Payment on the Maturity Date or (ii) if such failure to timely pay is due to the failure of Home Depot U.S.A., Inc. (“Tenant”) to timely make rental payments required under that certain Triple Net Lease Agreement between Mortgagor, as successor to US Real Estate Limited Partnership, as landlord, and Tenant, as tenant dated as of May 15, 2009 (the “HD Lease”) the Late Charge shall not exceed the sum of $1,000.00 plus interest accruing on such late payment from the date due until paid at the Delinquency Rate (as such term is defined in the HD Lease) so long as Borrower promptly gives notice of nonpayment to Tenant under the HD Lease. Borrower shall provide Lender with a concurrent, courtesy copy of any notice of non-payment given to Tenant. All such Late Charges shall be automatically due and payable without notice or demand and shall be secured by the Mortgage, the Pledge Agreement and the other Loan Documents securing this Note.

8.           Application. All payments on this Note shall be applied at any time and from time to time in the following order: (i) the payment or reimbursement of any expenses (including but not limited to any Late Charge), costs or obligations (other than the principal hereof and interest hereon) for which the Borrower shall be obligated or the Lender entitled pursuant to the provisions hereof or of any other Loan Document, (ii) the payment of accrued but unpaid interest thereon, and (iii) payment of all or any portion of the principal balance then outstanding hereunder, in either the direct or inverse order of maturity, at the Lender’s option.

9.           Security; Defined Terms: Incorporation by Reference. This Note is secured, in part, by (a) that certain Mortgage, Assignment of Leases and Rents and Security Agreement, executed and delivered by the Borrower in favor of the Lender on or about the date hereof, (b) that certain Pledge and Security Agreement, executed and delivered by the Borrower in favor of the Lender on or about the date hereof (the “Pledge Agreement”), (c) that certain Collateral Assignment of Contracts and Warranties, executed and delivered by the Borrower in favor of the Lender on or about the date hereof (the “Assignment”), and (d) that certain Limited Guaranty executed and delivered by the Guarantor (as defined therein) in favor of the Lender on or about the date hereof (the “Guaranty”). The term “Loan Documents” means this Note, the Mortgage, the Pledge Agreement, the Assignment, the Guaranty, and all other documents now or hereafter executed and/or delivered by the Borrower and/or others and to or in favor of the Lender, which wholly or partially secure, evidence or guarantee payment of the Debt, provide for any indemnity in favor of or payment to the Lender related to the Debt, this Note or the Mortgaged Property (as defined in the Mortgage), provide for any escrow/holdback arrangements or for any actions to be completed by the Borrower subsequent to the date hereof, or are otherwise related to the Debt, all as the same may be amended, modified, and restated from time to time. All amounts due and payable under this Note, together with all sums due under the other Loan Documents, including all applicable attorney fees and costs, are collectively referred to herein as the “Debt.” The term “Person” means an individual, corporation, limited liability company, partnership, trust, governmental entity or any other entity, organization or group whatsoever. Where appropriate, the singular number shall include the plural, the plural shall include the singular, and the words “Lender” and “Borrower” shall include their respective successors and assigns.

10.         Prepayment. The Borrower may prepay this Note in whole or in part on one or more occasions without penalty or premium.

11.         Attorney Fees. In the event that the Lender employs attorney(s) to collect the Debt, to enforce the provisions of this Note or to protect or foreclose the security herefor, the Borrower agrees to pay the Lender’s reasonable attorney fees and disbursements, whether or not suit is brought. Such fees shall be due and payable upon demand.

12.         Limit of Validity. This Note is subject to the express condition that at no time shall the Borrower be obligated or required to pay interest or other charges on the Debt at a rate which may subject the Lender to civil or criminal liability as a result of such rate exceeding the maximum interest rate which the Borrower is permitted to pay by applicable law (the “Maximum Rate”). If by the terms of this Note, the Borrower is at any time required or obligated to pay interest or other charges on the Debt at a rate in excess of the Maximum Rate, the rate of interest due under this Note shall be deemed to be immediately reduced to the Maximum Rate and any previous payments in excess of the Maximum Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

13.         Recourse. Subject to the provisions of this Section 13, the Borrower’s liability under this Note, the Mortgage, or any other Loan Document shall only extend to the Mortgaged Property and other collateral given to secure the Debt, and the Lender shall not enforce such liability against any other asset, property or funds of the Borrower; provided, however, the foregoing shall not:

(a)           impair the right of the Lender to bring suit and obtain personal, recourse judgments against Borrower or American Realty Capital II, L.L.C, (the “Guarantor”), pursuant to the terms of that certain Limited Guaranty of even date herewith (the “Guaranty”) relating to any liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), claims, losses or damages reasonably incurred by the Lender (including without limitation, any impairment of the Lender’s security for the Loan) with respect to any of the following matters:

(i)          fraud, misrepresentation of a material fact, or misappropriation of tenant security deposits or rents collected more than one month in advance by the Borrower or any Person acting on behalf of or at the direction of the Borrower,

(ii)         material waste of the Mortgaged Property including removal of any property or fixtures from the Mortgaged Property which are not replaced by similar property or fixtures of equal or greater value,

(iii)        failure to deliver to the Lender any insurance or condemnation proceeds or awards or any security deposits received by the Borrower, or to otherwise apply such sums, as required under the terms of the Loan Documents or any other instrument now or hereafter securing this Note,

(iv)        gross negligence, willful misconduct or criminal acts perpetrated by the Borrower resulting in the forfeiture, seizure, loss or diminution in value of all or any portion of the Mortgaged Property,

(v)         failure, during either, (1) the period of any Event of Default under this Note or any other Loan Document or any circumstance that with the passage of time, the giving of notice, or both, could constitute an Event of Default under this Note or any other Loan Document or (2) after acceleration of the indebtedness and other sums owing under this Note or any other Loan Document, to apply any rents (including without limitation any rents and other lease payments received more than one month in advance), royalties, accounts, revenues, income, issues, profits, sums received in consideration of any surrender or termination of any lease (or the release or discharge of any tenant thereunder) or material modification of any lease on the Mortgaged Property, and other benefits from the Mortgaged Property which are collected or received by the Borrower (A) as required under the terms of the Loan Documents or any other instrument now or hereafter securing the Note; (B) to pay property or other taxes, assessments or charges and/or to procure and maintain the insurance policies for the Mortgaged Property required by the Loan Documents (other than amounts paid to the Lender for taxes, assessments or charges and/or insurance premiums pursuant to an impound account and where the Lender elects not to apply such funds toward payment of the taxes, assessments or charges and/or insurance premiums owed); or (C) to the payment of either such indebtedness or other sums, or the normal and necessary operating expenses of the Mortgaged Property,

(vi)        any “Transfer” within the meaning of Section 5.1 of the Mortgage shall occur without the prior written consent of the Lender, other than as permitted under Section 5.1 of the Mortgage,

(vii)       the Borrower shall (1) incur any debt secured or unsecured, absolute or contingent (including guaranteeing any obligation), other than the Loan or trade debt incurred in the ordinary course of the Borrower’s business which shall be paid in accordance with terms of the Loan Documents, or (2) permit the encumbrance, hypothecation or pledge of any of the membership interests of the Borrower, in violation of Section 5.1 of the Mortgage,

(viii)      the amendment, modification or termination of any lease of any Mortgaged Property in violation of any provision of the Loan Documents,

(ix)         failure to pay real estate taxes and assessments which accrue prior to the Lender taking possession of the Mortgaged Property or failure to make sufficient funds available through escrow payments to the Lender to pay such taxes and assessments (other than amounts paid to the Lender for taxes, assessments or charges and/or insurance premiums pursuant to an impound account and where the Lender elects not to apply such funds toward payment of the taxes, assessments or charges and/or insurance premiums owed),

(x)          failure to pay any amount of any valid unpaid mechanic’s liens, materialmen’s liens or other liens arising from work performed after the date hereof, whether or not similar, arising due to work performed or materials furnished in connection with the Mortgaged Property which would create lien on any portion of the Mortgaged Property, provided that the Borrower shall be able to contest any liens in accordance with Section 5.2 of the Mortgage; or

(b)          for the performance and payment of all of the Borrower’s obligations under any of the Loan Documents or indemnity agreements pertaining to environmental matters or the Environmental Indemnity Agreement of even date herewith made by the Borrower in favor of the Lender; or

(c)          for all fees and other collection costs (including without limitation attorneys’ fees and/or expert witness fees) reasonably incurred by the Lender in any legal or equitable, judicial or non-judicial, action or proceeding (including without limitation any arbitration, mediation, and/or any other alternative dispute resolution proceeding) to enforce or defend any provisions of this Section 13 (including without limitation attorneys’ fees and costs reasonably incurred in any appeal proceedings or in any bankruptcy proceedings involving the Borrower and/or any indemnitor or guarantor under any indemnity or guaranty to enforce the provisions of this Section 13), together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Note as specified herein. Notwithstanding the above, the prevailing party in such dispute, action or proceeding shall be entitled to recover from the losing party all costs and expenses incurred by the prevailing party in connection therewith, including without limitation court costs and reasonable attorneys’ fees and expenses; or

(d)         affect the validity or enforceability of, or impair the right of the Lender to bring suit and obtain personal, recourse judgments against any person or entity (including the Borrower) relating to any losses sustained by the Lender in connection with the failure of Borrower to comply with any of the provisions of this Note, the Mortgage or any of the other Loan Documents requiring that any person or entity maintain any insurance over any of the Mortgaged Property; or

Items (a) through (d) above are collectively the “Non-Recourse Exceptions”. The Borrower’s liability under the Non-Recourse Exceptions, shall be limited to the amount of any losses or damages sustained by the Lender in connection with such Non-Recourse Exceptions. Nothing herein shall be deemed to be a waiver of any right which the Lender may have (i) under the Mortgage to appoint a receiver or enforce the Mortgage against the Mortgaged Property or (ii) under Sections 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all of the Mortgaged Property and other collateral given to secure the Debt shall continue to secure all of the Debt. Additionally, notwithstanding anything to the contrary contained in Section 13 of this Note or the other Loan Documents, if the Borrower shall voluntarily file or commence a petition, case or application for any bankruptcy, reorganization, dissolution or other relief for the Borrower under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or if any such petition, case or application shall be filed or commenced against the Borrower and the Borrower shall consent to such petition, case or application, then the Lender shall have the right to seek a personal judgment against the Borrower and Guarantor hereunder and under any other Loan Document with respect to any and all indebtedness secured thereby.

14.         Entire Agreement; Modification of Agreement; Sale of Interest. This Note and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embodies the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. This Note may not be modified, altered or amended, except by an agreement in writing signed by the Borrower and the Lender. The Borrower may not directly or indirectly sell, assign or transfer any interest in or rights under this Note or any of the other Loan Documents. The Borrower consents to the Lender’s participation, sale, assignment, transfer or other disposition, at any time or times on or after the date hereof, of this Note and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, the Lender’s rights, title, interests, remedies, powers and duties hereunder or thereunder.

15.         Applicable Law; Jurisdiction. This Note shall be governed and construed in accordance with the laws of the State of South Carolina. The Borrower hereby submits to personal jurisdiction in the state courts located in the State of South Carolina and the federal courts of the United States of America located in South Carolina for the enforcement of the Borrower’s obligations hereunder and waives any and all personal rights under the law of any other state to object to jurisdiction within such state for the purposes of any action, suit, proceeding or litigation to enforce such obligations of the Borrower.

16.         Waiver of Presentment, Etc. The Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, and notice of intent to accelerate the maturity hereof (and of such acceleration), except to the extent that specific notices are required by this Note, the Mortgage or the other Loan Documents.

17.         No Waiver. Any failure by the Lender to insist upon strict performance by the Borrower of any of the provisions of this Note, the Mortgage or the other Loan Documents shall not be deemed to be a waiver of any of the terms or provisions of this Note, the Mortgage or the other Loan Documents, and the Lender shall have the right thereafter to insist upon strict performance by the Borrower of any and all of the terms and provisions of this Note, the Mortgage or the other Loan Documents.

18.         Notices. Except as otherwise specified herein, any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing, addressed to the other party as set forth below (or to such other address or person as either party or person entitled to notice may by notice to the other party specify), and shall be: (a) personally delivered; (b) delivered by Federal Express or other comparable overnight delivery service; or (c) transmitted by United States certified mail, return receipt requested with postage prepaid; to:

Lender:	US Real Estate Limited
Partnership
9830 Colonnade Blvd., Suite 600
San Antonio, TX 78230-2239
Attn: John G. Post

Borrower:	ARC HDCOLSC001, LLC
c/o American Realty Capital, LLC
405 Park Ave., 15th Fl.
New York, NY 10022
Attn: William M. Kahane

Unless otherwise specified, all notices and other communications shall be deemed to have been duly given on the first to occur of actual receipt of the same or: (i) the date of delivery if personally delivered; (ii) one (1) business day after depositing the same with the delivery service if by overnight delivery service; and (iii) three (3) days following posting if transmitted by mail.

19.         Severability. If any term, covenant or condition of this Note is held to be invalid, illegal or unenforceable in any respect, this Note shall be construed without such provision.

20.         Time of the Essence. Time shall be of the essence in the performance of all obligations of the Borrower hereunder.

21.         Waiver of Jury Trial; Limitation on Damages. To the fullest extent permitted by law, and as separately bargained-for consideration to the Lender, the Borrower waives any right to trial by jury (which the Lender also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or otherwise relating to any of the Loan Documents, the Debt, the Mortgaged Property or the Lender’s actions or inactions in respect of any of the foregoing.

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22.         Waiver of Appraisal Rights. The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty (30) days after the sale of the mortgaged property apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE MORTGAGED PROPERTY.

IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note to be effective the day and year first above written.

“Borrower”

ARC HDCOLSC001, LLC,
a Delaware limited liability company

By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	President